As filed with the Securities and Exchange Commission on May 20, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 20, 2013

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On May 20, 2013, B&G Foods announced its intention to offer, subject to market and other conditions, $700.0 million aggregate principal amount of senior notes due 2021, pursuant to an automatic shelf registration statement filed that day with the Securities and the Exchange Commission.  The notes will be guaranteed on a senior unsecured basis by certain subsidiaries of B&G Foods.

B&G Foods intends to use the proceeds of the offering to purchase all $248.5 million aggregate principal amount of its existing 7.625% senior notes due 2018 pursuant to a cash tender offer also announced on May 20, 2013, or otherwise redeem the existing notes, repay $222.2 million aggregate principal amount of tranche B term loans and approximately $40.0 million of revolving loans under B&G Foods’ credit agreement, and to pay related premiums, fees and expenses.  B&G Foods intends to use any remaining net proceeds for general corporate purposes.  However, there can be no assurances that the offering of the notes or the cash tender offer will be completed as described herein or at all.

A copy of the press releases announcing the foregoing, which are attached to this report as Exhibits 99.1 and 99.2, are incorporated by reference herein and are furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press Release dated May 20, 2013 regarding Senior Notes Offering

99.2	Press Release dated May 20, 2013 regarding Cash Tender Offer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: May 20, 2013	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President, General Counsel and Secretary